Form 10KSB40, Exhibit 13
period 2000-12-31
ECHAPMAN COM INC
filed 2001-04-04
CIK 1096114

                                                                    Exhibit 13.1

ITEM 2--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with eChapman.com's consolidated financial statements and related notes included elsewhere in this document. The discussion of results, causes and trends should not be construed to imply any conclusion that such result or trend will necessarily continue in the future.

OVERVIEW

         eChapman.com is a newly formed corporation designed to bring together the financial services capabilities of The Chapman Co., Chapman Capital Management, Inc. and The Chapman Insurance Agency Incorporated, while taking advantage of the unique opportunities presented by the growth of the Internet and online distribution. On November 15, 1999, eChapman.com entered into separate merger agreements with Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings. The initial public offering of common stock of eChapman.com occurred on June 15, 2000, and as a result of the mergers, which closed on June 20, 2000, eChapman.com indirectly controls The Chapman Co., Chapman Capital Management and The Chapman Insurance Agency. eChapman.com's common stock began trading on the Nasdaq National Market under the symbol ECMN on June 20, 2000, and it commenced consolidated operations on June 20, 2000.

         eChapman.com launched the eChapman.com network during the fourth quarter of calendar year 2000. The eChapman.com network is an interactive on-line community offering both financial services and a variety of lifestyle, news, education and cultural content.

         Chapman Online, Inc., an integral component of the eChapman.com interactive on-line community, is the online brokerage unit of eChapman.com., Chapman Online.

         eChapman launched Chapman Online during the fourth quarter of calendar year 2000. Chapman Online offers online stock and options trading. Chapman Online also provides online customer service, including instant messaging with the service center for instant communication with clients. Chapman Online is separately licensed as a broker dealer with the SEC and in 49 states, with one registration pending, and with the NASD.

         Our management team has recognized the difficulties encountered in the past six months by minority-oriented Internet portal web sites and other business-to-consumer Internet entities. During this period, several minority portals have discontinued operations and others have merged with similar web sites in order to achieve economies of scale and continue operations. Our management team recognizes that our web site and Internet business may be subject to the same forces that affected these other companies. In light of these trends in the industry, our management team is currently reevaluating our Internet strategy and has delayed implementation of some of the features of the eChapman.com website. As our management team reconsiders our internet strategy, we intend to limit additional investment in our web site, and the content available therein, and focus our resources on our core businesses of investment management, investment banking and brokerage.

         The Chapman Co. is a full service securities brokerage and investment banking company that engages in corporate and government finance, retail and institutional brokerage, research and market making and trading. Chapman Capital Management is a registered investment adviser that acts as financial adviser to separate accounts, a group trust and a family of mutual funds. The Chapman Insurance Agency sells annuity products on an agency basis.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) has issued an Exposure Draft, Proposed Statement of Financial Accounting Standards, Business Combinations and Intangible Assets - Accounting for Goodwill. The Exposure Draft contains the Financial Accounting Standards Board's tentative decisions about requiring the use of a non-amortization approach to account for certain purchased intangible assets. Under the non-amortization approach, certain intangible assets would be tested for impairment, rather than being amortized to earnings.

RESULTS OF OPERATIONS

                            PRO FORMA FINANCIAL DATA

         eChapman.com was incorporated on May 14, 1999. We have not provided an analysis of the financial condition and results of information for the fiscal year ended December 31, 2000 and period from May 14, 1999 through December 31, 1999 as comparison of the full year's results for 2000 to the short period for 1999 is not meaningful. We have provided such an analysis for the pro forma year ended December 31,1999 to the year ended December
31, 2000 below.

         The following unaudited pro forma consolidated statements of operations are provided for informational purposes only and do not purport to present the actual results of operations of eChapman.com. The unaudited pro forma consolidated statements of operations should be read in conjunction with the historical consolidated financial statements of eChapman.com and the predecessor companies including the related notes, included elsewhere in this document.

         The unaudited pro forma consolidated statement of operations gives effect to the combination of eChapman.com for the period May 14, 1999 to December 31, 1999 and the predecessor companies, Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings, for the period January 1, 1999 to December 31, 1999 compared to eChapman.com for the year ended December 31, 2000. Because the eChapman.com, Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings merger was a merger of companies under common control, their merger was accounted for similar to a pooling of interest.

         The following table reflects items in the pro forma consolidated statement of operations of eChapman.com and subsidiaries as dollar amounts and as percentage of total net revenue.

                       eCHAPMAN.COM, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                            Years ended December 31,
                                               -------------------------------------------------------------------------------------
                                                                  2000                                          1999
                                               ------------------------------------------   ----------------------------------------
                                                                         Percentage of                              Percentage of
                                                     Amounts            Total Net Revenue       Amounts           Total Net Revenue
                                               ------------------------------------------   ----------------------------------------
REVENUE:
Commissions                                         $ 3,043,000                 32.4%           $ 4,235,000                  41.1%
Underwriting and management fees                      1,113,000                 11.8              1,168,000                  11.3
Investment management fees                            5,237,000                 55.8              4,282,000                  41.6
Interest, dividends and other income                    623,000                  6.6                702,000                   6.8
Trading, net losses                                    (361,000)                (3.8)               159,000                   1.6
                                               -------------------------------------------------------------------------------------
     Total revenue                                    9,655,000                102.8             10,546,000                 102.4
Interest expense                                        264,000                  2.8                243,000                   2.4
                                               ------------------------------------------   ----------------------------------------
    Net revenue                                       9,391,000                100.0             10,303,000                 100.0

OPERATING EXPENSE:
Compensation and benefits                             4,936,000                 52.5              4,856,000                  47.1
Floor brokerage and clearing fees                       591,000                  6.3                702,000                   6.8
Management fees                                       1,658,000                 17.7              1,524,000                  14.8
Other operating expense                               6,686,000                 71.2              7,847,000                  76.2
                                               -------------------------------------------------------------------------------------
     Total expenses                                  13,871,000                147.7             14,929,000                 144.9
                                               -------------------------------------------------------------------------------------
Loss before incone tax benefit                       (4,480,000)               (47.7)           (4,626,000)                 (44.9)
Income tax benefit                                            -                    -              (101,000)                  (1.0)
                                               ------------------------------------------   ----------------------------------------
Net loss                                            $(4,480,000)               (47.7)%         $(4,525,000)                 (43.9)%
                                               ==========================================   ========================================

PRO FORMA RESULTS OF OPERATIONS

         Total net revenue decreased $912,000, or 8.9%, to $9,391,000 for the year ended December 31, 2000 from $10,303,000 for the prior comparable period.

         Commission revenue decreased by $1,192,000, or 28.1%, to $3,043,000 for the year ended December 31, 2000 from $4,235,000 for the prior comparable period. The decrease was primarily due to a decline in revenues from municipal participation's that decreased $543,000, or 53.5%, to $472,000 for the year ended December 31, 2000 from $1,015,000 for the prior comparable period. eChapman.com participated in 67 municipal deals during the year ended December 31, 2000 compared to 48 municipal deals in the prior comparable period. The decline in municipal revenue can be attributed to smaller deal size. Commission revenue from the sale of retail equities decreased $51,000, or 4.6%, to $1,046,000 for the year ended December 31, 2000 from $1,097,000 for the prior comparable period. Commission revenue on sale of institutional securities increased $311,000, or 21.6%, to $1,752,000 for the year ended December 31, 2000 from $1,441,000 for the prior comparable period. Commission revenue on fixed income securities decreased $483,000, or 73.4%, to $175,000 for the year ended December 31, 2000 from $658,000 for the prior comparable period. This decrease in fixed income can be attributed to higher average interest rates compared to the prior comparable period. 12b-1 fees revenue increased by $51,000, or 124.4%, to $92,000 for the year ended December 31, 2000 from $41,000 for the prior comparable period.

         Underwriting and management fees revenue decreased by $55,000, or 4.7%, to $1,113,000 for the year ended December 31, 2000 from $1,168,000 for the prior comparable period. The decrease in underwriting and management fee revenue is primarily due to a decrease in management advisory services of $57,000, or 15.7%, to $307,000 for the year ended December 31, 2000 from $364,000 for the prior comparable period.

         Investment management fees revenue increased $955,000, or 22.3%, to $5,237,000 for the year ended December 31, 2000 from $4,282,000 for the prior comparable period. The increase was primarily due to a net increase of $64.5 million, or 8.4%, in assets under management to $835.9 million as of September 30, 2000, from $771.4 million as of December 31, 1999. As of December 31, 2000 the Company had assets under management of $620.4 million for a quarterly reduction of $215.5 million. Market volatility during the last quarter of calendar year 2000 was the significant cause of the reduction in assets under management. Additionally, in the normal course of operations of an investment manager, clients add investments to and withdraw investments from the asset portfolio. This activity is done by clients as they continue to make investment decisions and diversify their portfolios.

         Interest, dividends and other income decreased by $79,000, or 11.3%, to $623,000 for the year ended December 31, 2000 from $702,000 for the prior comparable period. This decrease was due to lower cash balances associated with the use of net proceeds from Chapman Holdings and Chapman Capital Management Holdings initial public offering of its common stock.

         The gains on trading decreased by $520,000, or 327.0%, to a loss of $361,000 for the year ended December 31, 2000 from a gain of

$159,000 for the prior comparable period. eChapman.com's loss on trading is attributable to a change in activity and market value of its market making securities.

         Interest expense increased by $21,000, or 8.6%, to $264,000 for the year ended December 31, 2000 from $243,000 for the prior comparable period.

         Total expenses decreased by $1,058,000, or 7.1%, to $13,871,000 for the year ended December 31, 2000 from $14,929,000 for the prior comparable period.

         Compensation and benefits increased by $80,000, or 1.6%, to $4,936,000 for the year ended December 31, 2000 from $4,856,000 for the prior comparable period. As a percentage of net revenue, these expenses were 52.5% and 47.1%, respectively, for the year ended December 31, 2000 and the prior comparable period. Compensation expense includes employee salaries and sales commissions paid to brokers.

         Floor brokerage and clearing fees decreased by $111,000, or 15.8%, to $591,000 for the year ended December 31, 2000 from $702,000 for the prior comparable period. The decrease is mainly due to a decline in the average dollar amount per transaction, as well as administrative cost reductions realized as a result of changing clearing firms effective June 11, 1999.

         Management fees, which consist primarily of Chapman Capital Management's payments to sub-advisors associated with its multi-manager investment product, the DEM-MET Trust, increased by $134,000, or 8.8%, to $1,658,000 for the year ended December 31, 2000 from $1,524,000 for the prior comparable period. Management fee expense as a percentage of net revenue increased to 17.7% for the year ended December 31, 2000 from 14.8% for the prior comparable period. This increase was primarily due to the change in assets under management discussed above in investment management fees revenue.

         Other operating expenses decreased by $1,161,000, or 14.8%, to $6,686,000 for the year ended December 31, 2000 from $7,847,000 for the prior comparable period. The decrease was primarily due to decreased professional fees, travel expense and advertising. Professional fees expense decreased by $1,200,000 to $582,000 for the year ended December 31, 2000 from $1,782,000 for the prior comparable year. Travel expenses decreased by $247,000 to $408,000 for the year ended December 31, 2000 from $655,000 for the prior comparable year. Advertising expenses decreased by $66,000 to $858,000 for the year ended December 31, 2000 from $924,000 for the prior comparable year. The decreases of these expenses is mainly due to the Company's modified strategic approach and focus on business unit profitability. These decreases were offset by increases in other expenses such as communication expenses, seminar and training expenses and general repair expenses. Of the $6,686,000 of other operating expenses incurred by eChapman.com during the year ended December 31, 2000, $161,000 were paid to DEM Index Fund pursuant to an expense limitation agreement. DEM Index Fund was dissolved during March 2001 and, accordingly, eChapman.com will not incur any other operating expenses under the expense limitation agreement with DEM Index Fund for periods subsequent to March 2001.

         Income tax benefit decreased to $0 for the year ended December 31, 2000 from a benefit of $101,000 for the prior comparable period. This decrease is due to the establishment of a valuation reserve as the realization of the deferred tax asset was not more likely than not to be realized.

         Net loss decreased by $45,000 to $4,480,000 for the year ended December 31, 2000 from a net loss of $4,525,000 for the prior comparable period. This change was the result of items discussed above. Before depreciation and amortization, pro forma net loss would have been $3,010,000 for the year ended December 31, 2000, and $2,997,000 for the prior comparable period.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 2000, eChapman.com had cash and cash equivalents of $2,554,000 and a $1,372,000 cash deposit held by its clearing agent related to its investment in proprietary stock. eChapman.com also had a $884,000 margin loan payable to its clearing agent related to its investment in proprietary stock.

    With the exception of goodwill and other intangible assets which amount to $23,867,000 as of December 31, 2000, our assets are reasonably liquid, with a majority consisting of cash and cash equivalents, deposits with our clearing organization, investment securities, and receivables from clients, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from clients turn over rapidly. Both our total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. Our total assets as of December 31, 2000 were $31,259,000.

    The Chapman Co. and Chapman On-Line are subject to the net capital rules of the SEC. As such, The Chapman Co. and Chapman On-Line are subject to certain restrictions on the use of capital and their related liquidity.

         As of December 31, 2000, The Chapman Co., a subsidiary of eChapman.com, had less than the minimum net capital required to meet the SEC net capital rule. This net capital deficiency was corrected as of March 8, 2001, at which time The Chapman Co. was in compliance with the net capital rule and had net capital of $627,000, a net capital requirement of $250,000 and a ratio of aggregate indebtedness to net capital of 1.68-to-1. On March 9, 2001, The Chapman Co. filed a notice of noncompliance with the net capital rule with the SEC and the NASD. The SEC and NASD have not indicated what, if any, action either may take as a result of The Chapman Co.'s net capital noncompliance.

    As of December 31, 2000, eChapman.com had outstanding advances to its majority stockholder in the amount of $1,134,000, including accrued interest.

    During the last quarter of 2000, eChapman.com retired 1,836,324 eChapman.com shares held as held as treasury stock. Cash resources of $11,726,000 were applied to retire these shares.

    eChapman.com's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of the business. These reviews take into account business needs as well as regulatory capital requirements. eChapman.com anticipates that its cash and other liquid assets on hand as of December 31, 2000 will be sufficient to fund operations during the next fiscal year. This capital should be adequate for eChapman.com to meet its capital requirements and to conduct its brokerage and underwriting activity. To the extent that eChapman.com's liquid resources and cash provided by operations are not adequate to meet its capital requirements, eChapman.com may need to raise additional capital through loans or equity, and may be unable to participate in some brokerage or underwriting opportunities. There can be no assurance that eChapman.com will be able to borrow funds or raise additional equity on reasonable terms if at all.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
eChapman.com, Inc.:

We have audited the accompanying consolidated balance sheet of eChapman.com, Inc. (a Maryland corporation) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eChapman.com, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP


Baltimore, Maryland
March 20, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
eChapman.com, Inc.:

We have audited the accompanying combined statement of operations and cash flows of Chapman Capital Management Holdings, Inc., Chapman Holdings, Inc. and Chapman Insurance Holdings, Inc. (the Predecessor Companies) for the period from January 1, 1999, to May 14, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of the Predecessor Companies' operations and their cash flows for the period from January 1, 1999, to May 14, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP


Baltimore, Maryland
March 20, 2001
eCHAPMAN.COM, INC.


                               TABLE OF CONTENTS


CONSOLIDATED BALANCE SHEET
  As of December 31, 2000...............................................................1

CONSOLIDATED STATEMENTS OF OPERATIONS
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999; and Predecessor Companies For the period from January 1, 1999, to May 14, 1999.................................................2

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999......................................................3

CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999; and Predecessor Companies For the period from January 1, 1999, to May 14, 1999.................................................4

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.................................5


 The accompanying notes are an integral part of this consolidated balance sheet.

                               eCHAPMAN.COM, INC.


                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000



ASSETS:
   Cash and cash equivalents                                             $   2,554,000
   Cash deposits with clearing organization                                  1,372,000
   Investments, available for sale                                             358,000
   Receivables from brokers and dealers                                        484,000
   Management fees receivable                                                  489,000
   Advances to officer/employee                                              1,150,000
   Office equipment, net                                                        93,000
   Prepaids and other assets                                                   892,000
   Intangible assets, net                                                   23,867,000
                                                                         -------------
Total assets                                                             $  31,259,000
                                                                         =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Accounts payable and accrued expenses                                 $   1,417,000
   Margin loan payable                                                         884,000
   Other liabilities                                                           150,000
                                                                         -------------
Total liabilities                                                            2,451,000
                                                                         -------------
COMMITMENTS AND CONTINGENCIES (NOTES 3 AND 5)
STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value, 50,000,000 shares authorized,
    14,458,311 and 12,621,987 shares issued and outstanding,
    respectively                                                                13,000
   Additional paid-in capital                                               37,774,000
   Accumulated deficit                                                      (7,220,000)
   Cumulative realized loss on trading of proprietary stock of
    company held by subsidiary                                                (307,000)
   Proprietary stock of company held by subsidiary, at cost                   (884,000)
   Accumulated comprehensive income adjustment                                (568,000)
                                                                         -------------
Total stockholders' equity                                                  28,808,000
                                                                         -------------
Total liabilities and stockholders' equity                               $  31,259,000
                                                                         =============


The accompanying notes are an integral part of this consolidated balance sheet.

                               eCHAPMAN.COM, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
              DECEMBER 31, 1999; AND COMBINED PREDECESSOR COMPANIES
               FOR THE PERIOD FROM JANUARY 1, 1999, TO MAY 14, 1999

                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                            ------------------------------  ----------------
                                                 2000            1999             1999
                                            ---------------  -------------  ----------------
REVENUE:
   Commissions                              $    3,043,000    $  2,454,000   $    1,781,000
   Underwriting and management fees              1,113,000         947,000          221,000
   Investment management fees                    5,237,000       2,766,000        1,516,000
   Interest, dividends and other income            623,000         557,000          145,000
   (Loss) gain on trading                         (672,000)        (51,000)         210,000
                                            ---------------  -------------  ----------------
Total revenue                                    9,344,000       6,673,000        3,873,000
   Interest expense                                264,000         137,000          106,000
                                            ---------------  -------------  ----------------
Net revenue                                      9,080,000       6,536,000        3,767,000
                                            ---------------  -------------  ----------------
EXPENSE:
   Compensation and benefits                     4,936,000       3,318,000        1,538,000
   Floor brokerage and clearing fees               591,000         432,000          270,000
   Management fees                               1,658,000         978,000          546,000
   Travel and business development                 408,000         443,000          212,000
   Professional fees                               582,000         998,000          517,000
   Advertising, promotion and publicity            858,000         647,000          261,000
   Depreciation and amortization expense           894,000         196,000          136,000
   Other operating expense                       3,368,000       2,468,000          745,000
                                            ---------------  -------------  ----------------
Total expense                                   13,295,000       9,480,000        4,225,000
                                            ---------------  -------------  ----------------
Loss before minority interest and income
 tax benefit                                    (4,215,000)     (2,944,000)        (458,000)
MINORITY INTEREST                                  701,000       1,030,000               --
                                            ---------------  -------------  ----------------
Loss before income tax benefit                  (3,514,000)     (1,914,000)        (458,000)
INCOME TAX BENEFIT                                      --              --         (101,000)
                                            ---------------  -------------  ----------------
Net loss                                    $   (3,514,000) $   (1,914,000)  $     (357,000)
                                            ===============  ============= =================
BASIC AND DILUTIVE EARNINGS PER SHARE
DATA:
   Net loss                                 $         (.26) $         (.15)
                                            ===============  =============
   Weighted average shares outstanding          13,535,000      13,195,000
                                            ===============  =============

The accompanying notes are an integral part of these consolidated and combined statements.

                               eCHAPMAN.COM, INC.


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
                                DECEMBER 31, 1999



                                                                                                          CUMULATIVE
                                                                                                       REALIZED LOSS ON
                                                                                                            TRADING
                                                                                                          PROPRIETARY
                                                     ADDITIONAL                                        STOCK OF COMPANY
                                                      PAID-IN        COMPREHENSIVE      ACCUMULATED    BY SUBSIDIARY OF
                                     COMMON STOCK     CAPITAL            INCOME           DEFICIT           COMPANY
                                   ---------------  -------------   --------------    --------------- -----------------
BALANCE, MAY 14, 1999                  $   --         $       --       $        --    $          --     $         --
   Equity from consolidation of
    entities under common control       8,000         13,148,000                --      (1,792,000)          (70,000)
   Net loss                                --                 --                --      (1,914,000)               --
   Proprietary trading stock held
    ininventory, at cost                   --                 --                --              --                --
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                     --                 --                --              --           (91,000)
                                   ---------------  -------------   --------------    --------------- -----------------
BALANCE, DECEMBER 31, 1999              8,000         13,148,000                --      (3,706,000)         (161,000)
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                     --                 --                --              --          (146,000)
   Merger of CHI,
    CCMH and CIA                        5,000             (5,000)                --             --                --
   Comprehensive income:
     Net loss                              --                 --       $(3,514,000)     (3,514,000)               --
     Unrealized loss on securities         --                 --          (568,000)             --                --
                                                                    --------------
Comprehensive income                       --                 --       $(4,082,000)             --                --
                                                                    ==============
   Minority interest step-up               --         24,297,000                --              --                --
   Net proceeds from initial
    public offerings                    1,000         12,059,000                --              --                --
   Proprietary trading stock hold
    in inventory                           --                                   --              --                --
   Retirement of proprietary stock      (1,000)      (11,725,000)               --              --                --
                                   ---------------  -------------   --------------    --------------- -----------------
                                        13,000     $  37,774,000       $        --    $ (7,220,000)     $   (307,000)
                                   ===============  =============   ==============    =============== =================



                                                        ACCUMULATED          TOTAL
                                      PROPRIETARY      COMPREHENSIVE     STOCKHOLDERS'
                                         STOCK            INCOME            EQUITY
                                    -------------      -------------     -------------
BALANCE, MAY 14, 1999                $         --       $         --    $           --
   Equity from consolidation of
    entities under common control        (884,000)                --        10,410,000
   Net loss                                    --                 --        (1,914,000)
   Proprietary trading stock
    held in inventory, at cost             42,000                 --            42,000
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                         --                 --           (91,000)
                                    -------------      -------------     -------------
BALANCE, DECEMBER 31, 1999               (842,000)                --         8,447,000
   Realized loss on trading of                 --
    proprietary stock of company
    held by subsidiary                                            --          (146,000)
   Merger of CHI,
    CCMH and CIA                               --                 --                --
   Comprehensive income:
     Net loss                                  --                 --        (3,514,000)
     Unrealized loss on securities             --           (568,000)         (568,000)

Comprehensive income                           --                 --

   Minority interest step-up                   --                 --        24,297,000
   Net proceeds from initial                   --
    public offerings                                              --        12,060,000
   Proprietary trading stock hold
    in inventory                          (42,000)                --           (42,000)
   Retirement of proprietary stock                                --       (11,726,000)
                                    -------------      -------------     -------------
                                    $    (884,000)      $   (568,000)   $   28,808,000
                                    =============      =============     =============



The accompanying notes are an integral part of these consolidated statements.

                               eCHAPMAN.COM, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
             DECEMBER 31, 1999; AND COMBINED PREDECESSOR COMPANIES
              FOR THE PERIOD FROM JANUARY 1, 1999, TO MAY 14, 1999




                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                            ------------------------------  ---------------
                                                 2000            1999             1999
                                            --------------  --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                 $  (3,514,000)  $   (1,914,000) $     (357,000)
   Deferred taxes                                      --               --        (101,000)
   Adjustments to reconcile net loss to
   net cash from operating activities:
     Depreciation and amortization expense        894,000          196,000         136,000
     Minority interest                           (701,000)      (1,030,000)             --
     Effect from changes in assets and
     liabilities-
       Receivables from brokers and
        dealers                                   100,000          (28,000)        (54,000)
       Management fees receivable                  86,000           53,000        (146,000)
       Prepaids and other assets                1,000,000         (353,000)        154,000
       Accounts payable and accrued
        expenses                                   47,000          150,000         225,000
       Other liabilities                         (163,000)         (27,000)         33,000
                                            --------------  --------------  ---------------
Net cash from operating activities             (2,251,000)      (2,953,000)       (110,000)
                                            --------------  --------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                               --           (9,000)        (49,000)
   Purchase of investments                       (331,000)              --        (100,000)
   Advances to officer/employee                   (90,000)        (127,000)       (108,000)
                                            --------------  --------------  ---------------
Net cash from investing activities               (421,000)        (136,000)       (257,000)
                                            --------------  --------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from initial public
    offering, net                              12,060,000               --              --
   Payment on the retirement of treasury
    stock                                     (11,726,000)              --              --
                                            --------------  --------------  ---------------
Net cash from financing activities                334,000               --              --
                                            --------------  --------------  ---------------
NET DECREASE IN CASH AND CASH EQUIVALENTS      (2,338,000)      (3,089,000)       (367,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                         6,264,000        9,353,000       9,720,000
                                            --------------  --------------  ---------------
CASH AND CASH EQUIVALENTS, END OF PERIOD    $   3,926,000   $    6,264,000   $   9,353,000
                                            ==============  ==============  ===============


The accompanying notes are an integral part of these consolidated and combined statements.

                               eCHAPMAN.COM, INC.

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BUSINESS:

eChapman.com, Inc. (eChapman) was formed on May 14, 1999, and is designed to bring together the financial services capabilities of The Chapman Co., Chapman Capital Management, Inc. and Chapman Insurance Agency Incorporated, while taking advantage of the unique opportunities presented by the growth of the Internet. The web site will offer both financial services and a variety of lifestyle, educational and cultural content selected to appeal particularly to Africian-Americans, Asian-Americans, Hispanic-Americans and women. These groups are collectively referred to as Domestic Emerging Markets (DEM).

Effective June 20, 2000, Chapman Holdings, Inc., Chapman Capital Management Holdings, Inc. and Chapman Insurance Holdings, Inc. merged into separate wholly owned subsidiaries of eChapman (collectively, the Company). Also, effective on June 20, 2000, eChapman completed its initial public offering (IPO) of 1,260,000 shares of common stock at $13 per share. eChapman received net proceeds of approximately $12,060,000.

The merger of Chapman Holdings, Inc. (CHI), Chapman Capital Management Inc. (CCMHI), and Chapman Insurance Holdings, Inc.(CIH), Inc. into wholly owned subsidiaries of eChapman was accounted for as a combination of entities under common control; thus, the portion of the combined entities not under common control was stepped-up in basis to the fair market value at the date of the IPO. The step-up in basis generated approximately $24.3 million in goodwill. Because the merger of CHI, CCMHI, CIH and eChapman is a merger of entities under common control, the merger was accounted for similar to a pooling of interest and thus all activity of eChapman prior to the merger has been restated to consolidate the entities under common control and to show a minority interest for the portion of these entities not under common control.

eChapman did not have any operations, except for organizational matters, up until June 30, 1999. The operations of eChapman from July 1, 1999 to June 20, 2000 consisted mainly of costs incurred for salary and benefit expenses and professional fees related to organizing eChapman and designing and developing its web site. Until June 30, 2000, eChapman was in the preliminary stages of designing and developing its website. Those costs included conceptual formulation, evaluation, technology requirements and vendor software and consultant selection. Those costs have been expensed as incurred in accordance with SOP 98-1. During the third quarter 2000, eChapman entered the development application stage and during the fourth quarter, entered the operational stage. All costs incurred during each stage were properly evaluated and expensed or capitalized in accordance with SOP-98-1.

The Predecessor Companies accompanying financial statements for the period of January 1, 1999 to May 14, 1999 consist of the combined results of operations and cash flows of CHI, CCMHI and CIH for the period. These combined statements are being presented to show the activity of the companies prior to the existence of eChapman on May 14, 1999.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated and combined financial statements are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All significant intercompany balances have been eliminated in consolidation or combination. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates in the accompanying financial statements are the reserve deferred income tax benefit, the useful lives for fixed and intangible assets, and the results from the capital violation (see Note 5) and arbitrations (see Note 3).

MANAGEMENT FEES

The Company paid Deutsche Bank custodian fees for acting as trustee and custodian for the trust. Those fees are included in management fees in the accompanying consolidated and combined statements of operations for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999, and the period January 1, 1999 to May 14, 1999.

CASH AND CASH EQUIVALENTS

Included in cash and cash equivalents as of December 31, 2000, is $948,000 in cash invested in a mutual fund and $351,000 of cash invested in the Chapman U.S. Treasury Money Fund, a fund managed by Chapman Capital Management, Inc., an affiliate.

INVESTMENTS

Investments as of December 31, 2000, consist of investments in common stock of privately held companies. The cost of those investments approximates market. Also, included in investments is an investment in DEM Index Fund, an affiliate, which is carried at market value. As of December 31, 2000, the investments held were classified as available for sale in accordance with Statement of Financial Accounting Standards 115.

TREASURY STOCK

The Chapman Co. is also the market maker for eChapman. However, as eChapman is the parent of The Chapman Co., all purchases and sales of eChapman's stock by The Chapman Co. have been accounted for as treasury stock transactions in the accompanying consolidated financial statements. As of December 31, 2000, The Chapman Co. held 217,000 shares of eChapman's stock in inventory.

The Company has a margin loan payable balance of $884,000 as of December 31, 2000 which was used to purchase eChapman's stock. This margin loan bears interest at a variable rate. This rate was 8.22 percent as of December 31, 2000. Interest expense on the margin loan for the year ended December 31, 2000, the period of May 14, 1999 to December 31, 1999, and January 1, 1999 to May 14, 1999, was approximately $264,000, $137,000 and $106,000, respectively. The Company also had cash on deposit with the clearing agent of $1,372,000 as of December 31, 2000. The securities purchased with the funds are held by the clearing agent as collateral. The margin loan is due and repaid as the securities are sold.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, investments, receivables, advances, accounts payable and accrued expenses, margin loan payable and other liabilities approximate fair value.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period the calculation is made. Common equivalent shares consist of shares issuable upon the exercise of stock options, using the treasury stock method. The weighted basic and diluted average shares outstanding for the year ended December 31, 2000 and period May 14, 1999 to December 31, 1999, was the weighted basic average common shares outstanding because the loss for the period presented made the common stock equivalents antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" on January 1, 2001. This standard requires the Company to recognize all derivatives, as defined in the Statement, on the balance sheet at fair value. The Company has determined that this pronouncement does not have a material impact on the consolidated financial statements.

INTANGIBLE ASSETS

Intangible assets consist of two non-compete agreements of $300,000 being amortized over 3 years related to the DEM-MET acquisition and $75,000 being amortized over 2 years related to the Chapman On-Line acquisition. Intangible assets also include goodwill of $24.3 million, being amortized over 20 years, related to the merger, $70,000 being amortized over 15 years related to the Chapman On-Line acquisition and $640,000 in DEM-MET acquisition costs being amortized over 5 years. Amortization expense for the year ended December 31, 2000, period of May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, was $811,000, $127,000 and $115,000 respectively.

SEGMENT REPORTING

The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has identified three distinct operating segments: securities brokerage and investment banking services, investment advisory and management services, and internet portal operations. The accounting policies for those segments are the same as those described in the summary of significant accounting policies. Certain intangible assets are not allocated to distinct segments and are recorded at the corporate level. The Company evaluates performance based on profit or loss from operations before income taxes. The Company's reportable segments for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999, and the period January 1, 1999 to May 14, 1999, are strategic business units that offer different services.

                                            YEAR ENDED DECEMBER 31, 2000
                       ---------------------------------------------------------------------
                        SECURITIES
                        BROKERAGE
                           AND        INVESTMENT
                        INVESTMENT   ADVISORY AND     INTERNAL     AMOUNT NOT
                         BANKING      MANAGEMENT       PORTAL      ALLOCATED        TOTAL
                         SERVICES      SERVICES      OPERATION    TO SEGMENTS   CONSOLIDATED
                       ------------  ------------   ------------  ------------  ------------
Revenue from
 external customers    $  4,133,000  $  5,237,000   $         --  $     23,000  $  9,393,000
Interest revenue            328,000       124,000             --       171,000       623,000
Loss on trading            (672,000)           --             --            --      (672,000)
                       ------------  ------------   ------------  ------------  ------------
Total                  $  3,789,000  $  5,361,000   $         --  $    194,000  $  9,344,000
                       ============  ============   ============  ============  ============
Interest expense       $    264,000  $         --   $         --  $         --  $    264,000
Depreciation and
 amortization                76,000       156,000         21,000       641,000       894,000
Segment loss             (2,187,000)      228,000     (1,554,000)     (702,000)   (4,215,000)
Segment assets            3,442,000     1,416,000      1,798,000    24,603,000    31,259,000

                                         MAY 14, 1999 TO DECEMBER 31, 1999
                       ---------------------------------------------------------------------
                        SECURITIES
                        BROKERAGE
                           AND        INVESTMENT
                        INVESTMENT   ADVISORY AND     INTERNET     AMOUNT NOT
                         BANKING      MANAGEMENT       PORTAL      ALLOCATED        TOTAL
                         SERVICES      SERVICES      OPERATION    TO SEGMENTS   CONSOLIDATED
                       ------------  ------------   ------------  ------------  ------------
Revenue from
 external customers    $  3,357,000  $  2,766,000   $         --  $     44,000  $  6,167,000
Interest revenue            282,000       275,000             --            --       557,000
Loss on trading             (51,000)           --             --            --       (51,000)
                       ------------  ------------   ------------  ------------  ------------
Total                  $  3,588,000  $  3,041,000   $         --  $     44,000  $  6,673,000
                       ============  ============   ============  ============  ============
Interest expense       $    137,000  $         --   $         --  $         --  $    137,000
Depreciation and
 amortization                50,000       146,000             --            --       196,000
Segment loss             (1,641,000)     (755,000)      (281,000)     (267,000)   (2,944,000)
Segment assets            7,514,000     4,188,000        934,000            --    12,636,000


                                              JANUARY 1, 1999 TO MAY 14, 1999
                                        -----------------------------------------
                                         SECURITIES
                                         BROKERAGE
                                            AND        INVESTMENT
                                         INVESTMENT   ADVISORY AND
                                          BANKING      MANAGEMENT        TOTAL
                                          SERVICES      SERVICES     CONSOLIDATED
                                        ------------  ------------   ------------
Revenue from external customers         $  2,002,000  $  1,516,000   $  3,518,000
Interest revenue                              80,000        65,000        145,000
Gain on trading                              210,000            --        210,000
                                        ------------  ------------   ------------
Total                                   $  2,292,000  $  1,581,000   $  3,873,000
                                        ============  ============   ============
Interest expense                        $    100,000  $      6,000   $    106,000
Depreciation and amortization                 21,000       115,000        136,000
Segment loss                                (259,000)      (98,000)      (357,000)
Segment assets                             9,047,000     5,078,000     14,125,000

All revenue and Company activities are within the United States.

COMPREHENSIVE INCOME

The Company has reported other comprehensive income for the year ended December 31, 2000 for the unrealized losses on investments in DEM and a mutual fund of $79,000 and $489,000, respectively, recorded as a component of stockholders' equity.

REVENUE RECOGNITION

The Company records commission revenue and related expenses on a trade date basis as the securities transactions occur. Management fees are recognized in the period the services are provided, and underwriting fees are recognized when the transactions close.

VOLATILITY OF BUSINESS

The Company's revenues and operating results may fluctuate from month to month, quarter to quarter and year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the level of institutional and retail brokerage transactions, and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's operating results. As a result, the Company could experience losses if demand for the above transactions declines faster than the Company's ability to change its cost structure.

In the normal course of operations of an investment manager, clients add investments to and withdraw investments from the asset portfolio. This activity is done by clients as they continue to make investment decisions and diversify their portfolio. The earnings from investment management is effected by the additions and withdrawals of investments under management.

OFFICE EQUIPMENT

Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 2000, accumulated depreciation was 148,000. Depreciation expense was $83,000, $69,000 and $21,000, respectively, for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

TRANSACTIONS WITH CLEARING ORGANIZATION

The Company is required to have cash on deposit with its clearing agent for general trading purposes. In addition, receivables from and payables to the clearing organization arise from cash settlements on ordinary trading activity and clearing expenses.

Proprietary accounts held at the clearing organization (PAIB Assets) are considered allowable assets in the computation of net capital pursuant to an agreement between the Company and the clearing organization which requires, among other things, for the clearing organization to perform a computation of PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3.

INCOME TAXES

The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

3.       COMMITMENTS AND CONTINGENCIES:

The Company has entered into an operating lease agreement for office facilities which expires on October 15, 2005. Rent expense under this agreement was $219,000, $130,000 and $79,000 for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company leases furniture and equipment from the Chapman Limited Partnership I (the Partnership), an entity in which certain officers and stockholders of the Company are partners. The lease is on a month-to-month basis and allows the Company to purchase the furniture and equipment at fair value. As of December 31, 2000, the Company has not made the purchase. Rent expense under this lease agreement was $98,000, $73,000 and $45,000 for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company leases computer equipment through a non-cancellable operating lease with a three-year lease term. The lease requires monthly rent payments of $8,500 a month and expires in July 2002. Rent expense under this lease was $101,000, $54,000 and $33,000 for year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company clears all transactions for its brokerage customers through its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. For the years ended December 31, 2000, for year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively, the Company did not incur such losses.

Securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or which management believes will result in any material liability.

4.       INCOME TAXES:

A reconciliation of the statutory income taxes to the recorded income tax benefit is as follows:

                                                                                PREDECESSOR
                                                         COMPANY                  COMPANIES
                                              -----------------------------     -------------
                                                  2000             1999             1999
                                              -------------   -------------     -------------
Statutory tax (at 35 percent rate)            $ (1,230,000)   $   (670,000)     $   (160,000)
Effect of state income taxes                      (246,000)       (134,000)          (32,000)
Effect of permanent book to tax                     61,000          32,000            20,000
 differences                                       250,000              --                --
Non-deductible goodwill
Valuation allowance                              1,165,000         772,000            71,000
                                              -------------   -------------     -------------
Income tax benefit                            $         --    $         --      $   (101,000)
                                              =============   =============     =============

The components of the income tax benefit for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and January 1, 1999 to May 14, 1999, are as follows:

                                                                               PREDECESSOR
                                                        COMPANY                 COMPANIES
                                              -----------------------------   --------------
                                                   2000            1999            1999
                                              ------------     ------------   --------------
Federal
   Current                                     $        --      $       --     $        --
   Deferred                                        971,000         643,000         143,000
State:
   Current                                              --              --              --
   Deferred                                        194,000         129,000          29,000
                                              ------------     ------------   --------------
                                                 1,165,000         772,000         172,000
                                              ------------     ------------   --------------
Valuation allowance                             (1,165,000)       (772,000)        (71,000)
                                              ------------     ------------   --------------
Income tax benefit                             $        --      $       --     $  (101,000)
                                              ============     ============   ==============


The Company's deferred income tax asset as of December 31, consist of the following:

Deferred tax asset:
   NOL carryforward                                                      $   1,230,000
   Cash to accrual                                                             339,000
   Other                                                                       146,000
   Unrealized loss on investment securities                                    222,000
                                                                         -------------
Total                                                                        1,937,000
                                                                         -------------
Valuation allowance                                                         (1,937,000)
                                                                         -------------
Net deferred tax asset recorded on the consolidated balance sheets       $          --
                                                                         =============

A valuation reserve was applied against the net deferred tax asset as of December 31, 2000, as its realization was not more likely than not to be realized.

5.       REGULATORY REQUIREMENTS:

Pursuant to the requirements of the Securities and Exchange Commission's (SEC) Uniform Net Capital Rule (Rule 15c3-1), The Chapman Co. is required to maintain net capital, as defined, of not less than $250,000 and a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 2000, The Chapman Co. had deficit net capital of $221,000 and a ratio of aggregate indebtedness to net capital of 14.4 to 1. A notice of noncompliance was filed on March 9, 2001, with the SEC and the National Association of Securities Dealers, Inc. (NASD). Subsequent to December 31, 2000, management took actions to cure the net capital noncompliance.

Pursuant to the requirements of the Securities and Exchange Commission's (SEC) Uniform Net Capital Rule (Rule 15c3-1), Chapman On-Line is required to maintain net capital, as defined, of not less than $250,000 and a ratio of aggregate in indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 2000, Chapman On-Line had net capital of $428,000 and a ratio of aggregate indebtedness to net capital of .13 to 1.

The Chapman Co. and Chapman On-Line are subject to compliance with various SEC and NASD regulations. During 2000, the SEC and NASD performed a periodic review of The Chapman Co.'s records and procedures for compliance with its requirements. The Chapman Co. was in violation of its net capital requirements. This violation may subject The Chapman Co. to fines and other penalties. As the SEC and NASD have not completed their review, the amount, if any, of fines or other penalties, is not known and not recorded in the consolidated financial statements. Also, if any penalties imposed on The Chapman Co. restrict the ability of The Chapman Co. or its employees to undertake any brokerage or other activities, such penalties may have a material adverse effect on the Company's ability to operate the broker-dealer business.

6.       STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE:

Supplemental cash flow disclosure for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, was as follows:

                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                              ----------------------------    ------------
                                                  2000            1999            1999
                                              ------------    ------------    ------------
Cash paid-
   Interest                                   $    264,000    $    171,000    $    104,000
   Income taxes                                         --           3,000           2,000


7.       EMPLOYEE SAVINGS PLAN:

The Company's Retirement Savings Plan, a 401(k) plan, provides participants a mechanism for making contributions for retirement savings. Each participant may make pre-tax and after-tax contributions based upon eligible compensation. The Company may make discretionary contributions based on the participants' compensation for the plan year. The Company elected not to contribute to the plan for the periods presented.

8.       OMNIBUS STOCK PLAN:

In 1998, Chapman Holdings and Chapman Capital Management Holdings started an Omnibus Stock Plan (the Plan) to enable selected management, employees, consultants and directors to acquire interest in Chapman Holdings and Chapman Capital Management Holdings through ownership of common stock. The options vested on the grant date and have a three-year term. Those options were converted to eChapman options in June 2000. The grant date, expiration date and vesting period did not change. A summary of the status of the Company's option plan as of December 31, 2000, and changes during the year is presented below:

                                                                        WEIGHTED-AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                         ------------  ------------------
Outstanding as of May 14, 1999                              136,510          $4.49
   Exercised                                                     --             --
   Forfeited                                                     --             --
                                                         ------------
Outstanding as of June 20, 2000                             136,510           4.49
   Exercised                                                 (3,966)          4.27
   Forfeited                                                 (1,352)          4.92
                                                         ------------
Outstanding as of December 31, 2000                         131,192           4.51
                                                         ============

The range of exercise prices for the stock options was $3.76 to $4.92. The weighted average exercise price was $4.51.

The Company accounts for its stock-based compensation plans as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation," which allows the Company to follow Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees" and recognize no compensation cost for options granted at fair market prices. The Company has computed, for pro forma disclosure purposes, the value of all compensatory options granted during 1998, using the Black-Scholes option pricing model. The following assumptions were used for grants for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999:

                                                                               PREDECESSOR
                                                      COMPANY                   COMPANIES
                                          -------------------------------      ------------
                                              2000              1999               1999
                                          ------------       ------------      ------------
Risk free interest rate                          5.06%       4.51 - 5.32%      4.51 - 5.32%
Expected dividend yield                          0.00%              0.00%             0.00%
Expected volatility                             32.00%       59.0 - 86.0%      59.0 - 86.0%


Options were assumed to be exercised upon vesting for the purposes of this valuation. Had compensation costs for compensatory options been determined consistent with SFAS No. 123, the Company's pro forma net income and earnings per share information reflected on the accompanying consolidated statements of operations would have been decreased to the following "as adjusted" amount for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and January 1, 1999 to May 14, 1999:



                                                                              PREDECESSOR
                                                      COMPANY                  COMPANIES
                                         ------------------------------     ---------------
                                              2000              1999              1999
                                         -------------    -------------     ---------------
Net loss:
   As reported                           $ (3,514,000)    $ (1,914,000)     $   (357,000)
   As adjusted                             (3,568,000)      (1,950,000)         (379,000)
Basic and dilutive earnings:
   Per share-
     As reported                                 (.26)            (.15)
     As adjusted                                 (.26)            (.15)

9.       RELATED PARTY TRANSACTIONS:

As of December 31,2000, the Company had outstanding advances to its majority stockholder of $1,134,000. The advances to the majority stockholder were reflected in five notes. Four of the notes were three-year notes that accrued interest at a range of 4.33 to 5.54 percent per annum. No interest or principal payments were due until maturity, which was February through December, 2001. There was also a demand note that accrued interest at 5.5 percent per annum. The interest rates on the notes were based on the IRS applicable federal rate in effect from time to time. All of the above notes were rolled into one demand note on February 22, 2001. The new note bears interest at the IRS applicable federal rate as in effect on February 22, 2001 which was 5.18%. The Company also has $16,000 of advances to employees as of December 31, 2000.

CHANGE IN QUARTERLY RESULTS (UNAUDITED):

Certain adjustments totaling $335,000 were made during the fourth quarter 2000 and are reflected below in the quarter which they effected during 2000. The 1999 quarters below are restated to reflect the consolidated operations of eChapman, CHI, CCMH and CIH similar to a pooling of interest instead of the purchase method because the merger was a merger of common controlled entities.

                                                                              THREE MONTHS
                                                    THREE MONTHS ENDED            ENDED
                                                       JUNE 30, 2000          JUNE 30, 1999
                                                ----------------------------  -------------
                                                  AS FILED      AS REVISED     AS REVISED
                                                ------------   -------------  --------------
CONDENSED STATEMENT OF OPERATIONS:
Total revenue                                   $    423,000   $     199,000  $   2,536,000
Total expenses                                       417,000         417,000      3,352,000
Income (loss) before income tax benefit                6,000        (218,000)      (816,000)
Income tax benefit                                        --              --       (190,000)
                                                ------------   -------------  -------------
Net income (loss)                               $      6,000   $    (218,000) $    (626,000)
                                                ============   =============  =============
Basic and dilutive earnings per share data      $         --   $        (.14) $        (.05)
                                                ============   =============  =============

                                      THREE MONTHS ENDED            THREE MONTHS ENDED
                                       SEPTEMBER, 2000              SEPTEMBER 30, 1999
                                 ----------------------------   ---------------------------
                                   AS FILED      AS REVISED      AS FILED      AS REVISED
                                 -------------  -------------   ------------  -------------
CONDENSED STATEMENT OF
OPERATIONS:
Total revenue                    $  2,552,000   $   2,441,000   $         --  $   2,123,000
Total expenses                      2,884,000       2,884,000        220,000      3,421,000
Loss before income tax benefit       (332,000)       (443,000)      (220,000)    (1,298,000)
Income tax benefit                         --              --             --       (337,000)
                                 -------------  -------------   ------------  -------------
Net loss                         $   (332,000)  $    (443,000)  $         --  $    (961,000)
                                 =============  =============   ============  =============
Basic and dilutive earnings
 per share data                  $       (.02)  $        (.03)  $         --  $        (.07)
                                 =============  =============   ============  =============


                                      AS OF JUNE 30, 2000         AS OF SEPTEMBER 30, 2000
                                 ----------------------------   ---------------------------
                                   AS FILED       AS REVISED      AS FILED      AS REVISED
                                 -------------  -------------   ------------  -------------
CONDENSED BALANCE SHEET
INFORMATION:
Total assets                     $  47,761,000    $47,537,000    $ 46,404,000   $46,293,000
Total liabilities                    8,985,000      8,985,000      12,524,000    12,524,000
Total stockholders' equity          38,776,000     38,552,000      33,880,000    33,769,000

                       eChapman.com and Subsidiaries

                              INDEX TO SCHEDULES



Report of Independent Public Accountants.................. S-2
Schedule II--Valuation and Qualifying Account............. S-3


                 Report of Independent Public Accountants

To the Board of Directors
of eChapman.com, Inc.

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999 of eChapman.com, Inc. and subsidiaries (the Company) included in this Form 10-K and have issued our report thereon dated March 20, 2001. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Baltimore, Maryland
March 20, 2001
                       eChapman.com INC. and Subsidiaries

                  SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 2000,
      AND FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                        Additions
                            Balance at   Charged                    Balance
                            Beginning      to                       at End
       Description           of Year     Expense      Deductions    of Year
       -----------          ---------    -------      ----------    -------

Tax Valuation Reserve:
2000.....................   772,000   1,165,000           --       1,937,000
1999.....................      --       772,000           --         772,000
